Exhibit 10.13.33

AMERICAN WATER WORKS COMPANY, INC.

2007 OMNIBUS EQUITY COMPENSATION PLAN

PERFORMANCE STOCK UNIT GRANT

This PERFORMANCE STOCK UNIT GRANT, dated as of February 17, 2015, (the “Date of Grant”), is delivered by American Water Works Company, Inc. (the “Company”) to _________________ (the “Participant”).

RECITALS

WHEREAS, the Committee (as defined in the American Water Works Company, Inc. 2007 Omnibus Equity Compensation Plan) has adopted a 2015 Long Term Incentive Plan (“2015 LTIP”) pursuant to which designated employees will be granted equity awards (collectively, the “Equity Award”) for shares of Common Stock of the Company, par value $0.01 per share (the “Company Stock”);

WHEREAS, the Equity Award is comprised of four separate grants, a nonqualified stock option, a restricted stock unit, and two performance stock unit grants;

WHEREAS, the Committee has determined that the Participant is eligible to participate in the 2015 LTIP and to grant the Participant an Equity Award under the 2015 LTIP;

WHEREAS, the Committee has determined that the performance stock unit portion of the Equity Award granted to the Participant pursuant to the 2015 LTIP shall be issued under the American Water Works Company, Inc. 2007 Omnibus Equity Compensation Plan (the “Plan”), and the terms and conditions of the performance stock unit grant that may be earned based on performance goals relating to compounded earnings per share growth and operational efficiency improvement, as set forth in Exhibit A attached hereto, shall be memorialized in this grant (the “Grant”);

WHEREAS, the Committee also determined that this Grant shall be conditional on the Company’s stockholders re-approval of the material terms of the performance goals set forth in the Plan at the Company’s 2015 Annual Meeting of Stockholders (the “2015 Meeting”), so that certain equity awards, such as this Grant, may be made under the Plan that qualify as “qualified performance-based compensation” under section 162(m) of the Internal Revenue Code of 1986, as amended; and

WHEREAS, if the requisite stockholder approval is received at the 2015 Meeting, this Grant shall continue to remain outstanding in accordance with its terms and conditions; however, if the requisite stockholder approval is not received at the 2015 Meeting, this Grant shall be cancelled and the Participant shall have no further rights with respect to any performance stock units subject to this Grant nor shall the Participant have any rights to receive any shares or other consideration with respect to any performance stock units subject to this Grant.

NOW, THEREFORE, the parties to this Grant, intending to be legally bound hereby, agree as follows:

1. Grant of Performance Stock Units. Subject to the terms and conditions set forth in this Grant and the Plan, the Company hereby grants to the Participant ___________ performance stock units (the “Performance Units”). The Performance Units are contingently awarded and will be earned and distributable if and only to the extent that the Performance Goals (as defined below) and other conditions set forth in this Grant are met. Each Performance Unit shall be a phantom right and shall be equivalent to one share of Company Stock on the applicable payment date, as described in Paragraph 5 below. The number of Performance Units set forth above is equal to the target number of shares of Company Stock that the Participant will earn for 100% achievement of the Performance Goals described in this Grant (the “Target Award”).

2. Performance Unit Account. The Company shall establish and maintain a Performance Unit account as a bookkeeping account on its records (the “Performance Unit Account”) for the Participant and shall record in such Performance Unit Account the number of Performance Units granted to the Participant. The Participant shall not have any interest in any fund or specific assets of the Company by reason of this grant or the Performance Unit Account established for the Participant.

3. Performance Goals.

(a) Unless a Change of Control (as defined below) occurs prior to the end of the Performance Period (as defined below), the distribution of the shares of Company Stock attributable to the Performance Units is contingent upon achievement of the performance goals set forth in Exhibit A attached hereto (the “Performance Goals”) and the Participant satisfying the continuation of employment and service with the Employer (as defined in the Plan) requirement described in Paragraph 4 below.

(b) As soon as administratively practicable following the end of the Performance Period, the Committee will determine whether and to what extent the Performance Goals have been met and certify the number of Performance Units the Participant has earned, if any. Except as described in Paragraph 4 below, the Participant must be employed by, or providing service to, the Employer on the last day of the Performance Period in order to earn the Performance Units.

(c) If a Change of Control occurs prior to the end of the Performance Period, then the Performance Period will end on the date of the Change of Control and the Performance Units will be deemed earned at the Target Award level as of the date of the Change of Control (the “Change of Control Date”). For purposes of this Grant, the term “Change of Control” shall mean as such term is defined in the Plan, except that a Change of Control shall not be deemed to have occurred for purposes of this Grant unless the event constituting the Change of Control constitutes a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and its corresponding regulations.

(d) For purposes of this Grant, the term “Performance Period” shall mean the three (3)-year period beginning on January 1, 2015 and ending December 31, 2017.

4. Termination of Employment or Service.

(a) If, at least one year after the beginning of the Performance Period, but prior to the end of the Performance Period, the Participant ceases to be employed by, or provide service to, the Employer on account of any reason other than a termination for Cause (as defined below), the Participant will earn a pro-rata portion of the Performance Units, if the Performance Goals and the requirements of this Grant are met as of the last day of the Performance Period. The prorated portion will be determined as the number of Performance Units that would have been earned if the Participant had remained employed through the last day of the Performance Period, multiplied by a fraction, which fraction shall be equal to (i) 1/3, if the Participant’s employment or service with the Employer terminates on or after January 1, 2016, but prior to January 1, 2017; (ii) 2/3, if the Participant’s employment or service with the Employer terminates on or after January 1, 2017, but prior to January 1, 2018; and (iii) 3/3, if the Participant’s employment or service terminates with the Employer on or after January 1, 2018. If the Participant ceases to be employed by, or provide service to, the Employer for any reason other than on account of Cause, the prorated number of Performance Units will be distributed in accordance with Paragraph 5.

(b) If at any time prior to the earlier of January 1, 2016 or a Change of Control, the Participant’s employment or service with the Employer is terminated by the Employer on account of any reason or no reason or by the Participant for any reason or no reason, all of the Performance Units subject to this Grant shall be immediately forfeited as of the date of the Participant’s termination of employment or service with the Employer and the Participant shall not have any rights with respect to the distribution of any portion of the Performance Units.

(c) If at any time prior to the date the Performance Units are distributed in accordance with Paragraph 5 the Participant’s employment or service with the Employer is terminated on account of Cause, all of the Performance Units subject to this Grant shall be immediately forfeited and the Participant will not have any rights with respect to the distribution of any portion of the Performance Units, irrespective of the level of achievement of the Performance Goals. For purposes of this Grant, the term “Cause” shall mean a finding by the Committee that the Participant (i) has breached his or her employment or service contract with the Employer, if any; (ii) has engaged in disloyalty to the Employer, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty; (iii) has disclosed trade secrets or confidential information of the Employer to persons not entitled to receive such information; (iv) has breached any written noncompetition or nonsolicitation agreement between the Participant and the Employer; or (v) has engaged in such other behavior detrimental to the interests of the Employer as the Committee determines.

5. Time and Form of Payment with Respect to Performance Units. Unless an election is made pursuant to Paragraph 6 below, the Participant will receive a distribution with respect to the Performance Units earned as described in Paragraphs 3 and 4 above within seventy (70) days following the earlier of (a) January 1, 2018 (the “Distribution Date”), or (b) the Change of Control Date. The Performance Units will be distributed in shares of Company Stock, with each Performance Unit earned equivalent to one share of Company Stock. Any Performance Units not earned because of the failure to attain the Performance Goals and service condition will be forfeited.

6. Deferrals. The Participant may make an irrevocable election to defer the Distribution Date (or further defer the Deferred Date (as defined below), if applicable) of all of the Performance Units that are earned, plus dividend equivalents earned on such Performance Units as described in Paragraph 7 below, to a later date, provided that (a) the election shall not take effect until at least twelve (12) months after the date on which the election is made, (b) the deferred Distribution Date cannot be earlier than five (5) years from the original Distribution Date under Paragraph 5 above (or five (5) years from the applicable Deferred Date, if a subsequent deferral of a Deferred Date is being made), and (c) the election must be made no less than twelve (12) months prior to the date of the Distribution Date (twelve (12) months prior to the previously applicable Deferred Date, if a subsequent deferral of a Deferred Date is being made). To defer the Distribution Date, the Participant must elect to defer 100% of the Performance Units, including corresponding dividend equivalents, earned by the Participant under this Grant, as well as 100% of the other performance stock units, including corresponding dividend equivalents, earned by the Participant under the 2015 LTIP, and complete the deferral election form provided to the Participant by the Committee. If the Participant desires to make a further deferral, the Participant must make such election on a separate form provided by the Committee for such purpose. Any such election shall be made in accordance with section 409A of the Code and any corresponding guidance and regulations issued under section 409A of the Code. Notwithstanding a Participant’s election pursuant to this Paragraph, if the Change of Control Date occurs prior to the Deferred Date, the distribution of the Participant’s earned Performance Units, plus corresponding dividend equivalents, will be the Change of Control Date. If a Distribution Date is delayed one or more times pursuant to this Paragraph 6, the new Distribution Date shall be referred to as the “Deferred Date.”

7. Dividend Equivalents. Until the earlier of the Distribution Date (or the Deferred Date, if elected) or the Change of Control Date, if any dividends are paid with respect to the shares of Company Stock, the Company shall credit to a dividend equivalent account (the “Dividend Equivalent Account”) the value of the dividends that would have been distributed if the Performance Units credited to the Participant’s Performance Unit Account as of the date of payment of any such dividend were shares of Company Stock. At the same time that the Performance Units are converted to shares of Company Stock and distributed to the Participant, the Company shall pay to the Participant a lump sum cash payment equal to the value of the dividends credited to the Participant’s Dividend Equivalent Account; provided, however, that any dividends that were credited to the Participant’s Dividend Equivalent Account that are attributable to Performance Units that have been forfeited as provided in Paragraph 3 and 4 above shall be forfeited and not payable to the Participant. No interest shall accrue on any dividend equivalents credited to the Participant’s Dividend Equivalent Account.

8. Change of Control. Except as set forth above, the provisions set forth in the Plan applicable to a Change of Control (as defined in the Plan) shall apply to the Performance Units, and, in the event of a Change of Control, the Committee may take such actions as it deems appropriate pursuant to the Plan and is consistent with the requirements of section 409A of the Code.

9. Acknowledgment by Participant. By accepting this Grant, the Participant acknowledges that, with respect to any right to distribution pursuant to the Plan or this Grant, the Participant is and shall be an unsecured general creditor of the Company without any preference as against other unsecured general creditors of the Company, and the Participant hereby covenants for himself or herself, and anyone at any time claiming through or under the Participant, not to claim any such preference, and hereby disclaims and waives any such preference which may at any time be at issue, to the fullest extent permitted by applicable law.

10. Restrictions on Issuance or Transfer of Shares of Company Stock.

(a) To the extent permitted by Code Section 409A, the obligation of the Company to deliver shares of Company Stock upon the Participant earning the Performance Units shall be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the shares of Company Stock upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of shares of Company Stock, the shares of Company Stock may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

(b) The issuance of shares of Company Stock and the payment of cash to the Participant pursuant to this Grant is subject to any applicable taxes and other laws or regulations of the United States or of any state having jurisdiction thereof.

(c) As a condition to receive any shares of Company Stock upon conversion of the earned Performance Units, the Participant agrees:

(i) to be bound by the Company’s policies regarding the limitations on the transfer of such shares, and understands that there may be certain times during the year that the Participant will be prohibited from selling, transferring, pledging, donating, assigning, mortgaging, hypothecating or otherwise encumbering the shares; and

(ii) that any shares of Company Stock received by the Participant upon the distribution of the earned Performance Units pursuant to this Grant shall be subject to the restrictions set forth in the Company’s Stock Retention Program for Executives and any applicable clawback or recoupment policies and other policies that may be implemented by the Company’s Board of Directors or a duly authorized committee thereof, from time to time.

11. Participant Undertaking.  The Participant agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participant pursuant to the provisions of this Grant.

12. Grant Subject to Plan Provisions. This Grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. In the event of any contradiction, distinction or difference between this Grant and the terms of the Plan, the terms of the Plan will control. Except as otherwise defined in this Grant, capitalized terms used in this Grant shall have the meanings set forth in the Plan. This Grant is subject to the interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the shares of Company Stock, (c) changes in capitalization of the Company, and (d) other requirements of applicable law. The Committee shall have the authority to interpret and construe this Grant pursuant to the terms of the Plan, its decisions shall be conclusive as to any questions arising hereunder.  By accepting this Grant, the Participant agrees (i) to be bound by the terms of the Plan and this Grant, (ii) to be bound by the determinations and decisions of the Committee with respect to this Grant, the Plan and the Participant’s rights to benefits under this Grant and the Plan, and (iii) that all such determinations and decisions of the Committee shall be binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under this Grant and the Plan on behalf of the Participant.

13. No Rights as Stockholder. The Participant shall not have any rights as a stockholder of the Company, including the right to any cash dividends (except as provided in Paragraph 7), or the right to vote, with respect to any Performance Units.

14. No Rights to Continued Employment or Service. This Grant shall not confer upon the Participant any right to be retained in the employment or service of the Employer and shall not interfere in any way with the right of the Employer to terminate the Participant’s employment or service at any time. The right of the Employer to terminate at will the Participant’s employment or service at any time for any reason is specifically reserved.

15. Assignment and Transfers. No Performance Units or dividend equivalents awarded to the Participant under this Grant may be transferred, assigned, pledged, or encumbered by the Participant and the Performance Units and dividend equivalents shall be distributed during the lifetime of the Participant only for the benefit of the Participant. Any attempt to transfer, assign, pledge, or encumber the Performance Units or dividend equivalents under this Grant by the Participant shall be null, void and without effect. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company. This Grant may be assigned by the Company without the Participant’s consent.

16. Withholding. The Participant shall be required to pay to the Employer, or make other arrangements satisfactory to the Employer to provide for the payment of, any federal, state, local or other taxes that the Employer is required to withhold with respect to the grant, vesting and distribution of the Performance Units and dividend equivalents. Any tax withholding obligation of the Employer with respect to the distribution of shares of Company Stock pursuant to the Performance Units that are earned by the Participant under this Grant may, at the Committee’s discretion, be satisfied by having shares of Company Stock withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities.

17. Effect on Other Benefits. The value of shares of Company Stock and dividend equivalents distributed with respect to the Performance Units shall not be considered eligible earnings for purposes of any other plans maintained by the Company or the Employer. Neither shall such value be considered part of the Participant’s compensation for purposes of determining or calculating other benefits that are based on compensation, such as life insurance.

18. Applicable Law. The validity, construction, interpretation and effect of this Grant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

19. Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the General Counsel at the Company’s corporate headquarters, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll records of the Employer, or to such other address as the Participant may designate to the Employer in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

20. Taxation; Code Section 409A. As applicable, this Grant is intended to comply with the requirements of section 409A of the Code and shall be interpreted and administered in accordance with Code section 409A.  Notwithstanding any provision to the contrary herein, if the Performance Units constitute “deferred compensation” under section 409A of the Code, distributions made with respect to this Grant may only be made in a manner and upon an event permitted by Code section 409A.  To the extent that any provision of the Grant would cause a conflict with the requirements of Code section 409A, or would cause the administration of the Grant to fail to satisfy the requirements of Code section 409A, such provision shall, to the extent practicable if permitted by applicable law, be deemed null and void.  In the event that it is determined not feasible to void a provision of this Grant, such provision shall be construed in a manner as to comply with the Code section 409A requirements. This Grant may be amended without the consent of the Participant in any respect deemed by the Committee or its delegate to be necessary in order to comply with Code section 409A. Unless a valid election is made pursuant to Paragraph 6 above, in no event may the Participant, directly or indirectly, designate the calendar year of distribution.  Notwithstanding anything in the Plan or the Grant to the contrary, the Participant shall be solely responsible for the tax consequences of this Grant, and in no event shall the Company have any responsibility or liability if this Grant does not meet any applicable requirements of Code section 409A.

21. Severability.  In the event one or more of the provisions of this Grant should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Grant, and this Grant will be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

22. Conditionality of Grant.  Notwithstanding anything in this Grant to the contrary, this Grant is expressly conditioned on the Company’s stockholders re-approval of the material terms of the performance goals set forth in the Plan for purposes of section 162(m) of the Code at the 2015 Meeting.  If the requisite stockholder approval is not received at the 2015 Meeting, this Grant shall be automatically cancelled and the Participant shall have no further rights with respect to the Performance Units subject to this Grant nor shall the Participant have any rights to receive any shares of Company Stock or other consideration with respect to any Performance Units subject to this Grant.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Grant, effective as of the Date of Grant.

AMERICAN WATER WORKS COMPANY, INC.

By: Susan N. Story

Its:  President and CEO

“PSU GRANT B – EPS AND O&M EXPENSE”

EXHIBIT A

PERFORMANCE GOALS

The number of Performance Units that may be earned shall be determined based on the combined achievement of Compounded Earnings Per Share Growth (as described below) (50% weighting) and Operational Efficiency Improvement (as described below) (50% weighting) over the Performance Period.

Compounded Earnings Per Share (“EPS”) Growth – will be calculated based on fully diluted EPS calculated in accordance with US GAAP as reported in the Company’s audited consolidated financial statements adjusted to exclude all items of gain, loss or expense for the fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principle, all as determined in accordance with financial accounting standards. The starting point for the calculation will be adjusted EPS of $2.43 for the year ended December 31, 2014. The ending point for the calculation will be EPS for the year ended December 31, 2017, adjusted to exclude all items of gain, loss or expense for the fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principle, all as determined in accordance with financial accounting standards.

As soon as administratively practicable following the end of the Performance Period, the Committee will certify the level of achievement of the Compounded EPS Growth.

The award scale for Compounded EPS Growth is as follows:

Compounded EPS Growth
Actual Compounded Growth	Target Award (50% Weighting)*
10.4% or more	175%
9.8%	160%
9.2%	145%
8.6%	130%
8.0%	115%
7.4%	100%
7.0%	85%
6.6%	70%
6.2%	55%
5.8%	40%
5.4%	25%
< 5.4%	0%

Operational Efficiency Improvement – will be calculated as the ratio of total operation and maintenance expense (“O&M”) to total operating revenues for the Company’s regulated operations, with both amounts adjusted to exclude purchased water expense and adjusted to exclude the allocation of internal non-O&M costs to regulated O&M expense. This information is to be prepared in a manner that is consistent with the income statement presentation in the Company’s annual audited consolidated financial statements prepared in accordance with US GAAP, and the Segment Information reported for the Regulated Businesses segment in the notes to those financial statements. The final result will be the average of the three individual calculations for the years ended December 31, 2015, 2016 and 2017.

As soon as administratively practicable following the end of the Performance Period, the Committee will certify the level of achievement of the Operational Efficiency Improvement.

The award scale for Operational Efficiency Improvement is as follows:

Operational Efficiency Improvement
Actual Three Year Average	Target Award (50% Weighting)*
33.4% or less	175%
33.8%	160%
34.2%	145%
34.6%	130%
35.0%	115%
35.4%	100%
35.8%	85%
36.2%	70%
36.6%	55%
37.0%	40%
37.4%	25%
> 37.4%	0%

* Results between the award percentages in the award scales will be interpolated.

If actual achievement of either of the two Performance Goals does not meet threshold performance (i.e., less than 5.4% for Compounded EPS Growth and greater than 37.4% for Operational Efficiency Improvement), then that Performance Goal will be reflected in the final result for determining the number of earned Performance Units at its assigned weighting with a 0%. The maximum award that may be earned for each Performance Goal is capped at 175%, and the maximum award that may be earned by the Participant is capped at 175% of the Target Award.

Example:

The following is an example calculation for a Participant with a Target Award of 1,000 Performance Units:

Earnings Per Share

	12/31/2014		12/31/2017
	Adjusted		Illustration
Adjusted diluted earnings per share from continuing operations	$2.43	*	$3.06
Compounded annual growth rate			8.0%

* Excludes the West Virginia event.

Operational Efficiency Ratio

(In thousands, except per share)

	Year	Operating Revenue	O&M Expense	Annual Efficiency Ratio	Three Year Average
Illustration	2015	$2,600,000	$930,000	35.8%
Illustration	2016	$2,700,000	$950,000	35.2%
Illustration	2017	$2,900,000	$990,000	34.1%	35.0%

Earned Performance Units

	Achievement	Award	Weighting	Weighted Payout
Compounded Earnings Per Share Growth	8.0%	115%	50%	57.5%
Operational Efficiency Improvement	35.0%	115%	50%	57.5%
			100%	115.0%

In this example, the individual who was awarded a Target Grant of 1,000 Performance Units would earn 1,150 Performance Units (1,000 x 1.150), which is convertible into an equivalent number of shares of Company Stock assuming all other terms and conditions of the Grant have been satisfied.

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